Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

                This RESTRICTED STOCK UNIT Agreement (the “Agreement”) is entered into as of September 9, 2004 (the “Effective Date”), by and between The Mills Corporation, a Delaware corporation (the “Company”) and Mark Ettenger (the “Executive”).

W I T N E S S E T H

                WHEREAS, the Company and Executive desire to enter into this Agreement to fulfill the requirement of an inducement grant in the form of restricted stock units to Executive as required under Section 4.4 of the Employment Agreement between the Company and Executive entered into as of February 2, 2004 (the “Employment Agreement”); and

                WHEREAS, the Company has duly adopted and the stockholders of the Company have duly approved the adoption of The Mills Corporation 2004 Stock Incentive Plan (the “Stock Incentive Plan”); and

                WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has approved the terms of the Award set forth herein.

                NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and in the Employment Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

RESTRICTED STOCK UNITS

                Section 1.1.            Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

                Section 1.2.            Grant.  The Company hereby grants to Executive as of the date hereof (the “Grant Date”) 110,000 Restricted Stock Units (the “Award”) pursuant to the authority to make Awards set forth in the Stock Incentive Plan.  For purposes of this Agreement, each “Restricted  Stock Unit” shall represent an unfunded and unsecured promise of the Company to deliver to Executive one share of common stock of the Company, par value $0.01 per share (“Common Share”) on the Settlement Date (as defined herein) subject to the terms and conditions of this Agreement.  For purposes of this Agreement, the term “Settlement Date” shall mean, with respect to any Restricted Stock Unit granted hereunder, the vesting date for such Restricted Stock Unit (as provided below); provided, however, in the case of any Restricted Stock Unit that has been deposited in the Trust (as defined in the Employment Agreement) pursuant to a timely election made by Executive under Section 4.6 of the Employment Agreement, the term “Settlement Date” shall mean the later of the vesting date for such Restricted Stock Unit (as provided below) and the date on which Common Shares issued upon settlement of such Restricted Stock Units are required to be distributed from the Trust provided for under Section 4.6 of the Employment Agreement.

                Section 1.3.            Vesting.  Fifty percent (50%) of the Restricted Stock Units comprising the Award (the “First RSU Installment”) shall vest on January 1, 2005 provided that Executive is then employed by the Company.  If Executive’s employment with the Company terminates for any reason and the Effective Date of Termination is on or prior to December 31, 2004, the first RSU Installment shall be forfeited by Executive and Executive shall have no rights thereunder.  The remaining fifty percent (50%) of the Restricted Stock Units comprising the Award (the “Second RSU Installment”) shall vest upon the earlier of (a) January 1, 2006, provided that Executive is then employed by the Company, and (b) the termination of Executive’s employment for any reason other than termination by the Company for Cause or termination by Executive without Good Reason.  If Executive’s employment with the Company is terminated by the Company for Cause or Executive terminates his employment with the Company without Good Reason and the Effective Date of Termination is on or prior to December 31, 2005, the Second RSU Installment shall be forfeited by Executive and Executive shall have no rights thereunder.

ARTICLE II

RIGHTS AND SETTLEMENT

                Section 2.1.            Rights as a Shareholder.  The Restricted Stock Units granted hereunder will not give Executive any rights or privileges as a stockholder, including without limitation, the right to vote on any matter submitted to the Company’s stockholders.  Executive will have voting rights with respect to the Common Shares that underlie the Restricted Stock Units granted hereunder only after the shares have actually been issued to Executive.

                Section 2.2.            Restrictions on Transferability.  Executive shall not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber the Restricted Stock Units granted hereunder. Any attempt to effect any such sale, assignment, transfer, pledge, hypothecation or encumbrance, whether voluntary or involuntary, shall be void and of no force or effect.

                Section 2.3.            Dividend Equivalents.  In addition to any issuance of Common Shares due upon settlement of any Restricted Stock Unit granted hereunder, on each date during the period commencing on the Grant Date and ending on the Settlement Date of such Restricted Stock Unit upon which any dividends declared on Common Shares are paid to stockholders of the Company, Executive shall be paid an amount in cash (in the case of a cash dividend declared and paid by the Company) or distributed a number of Common Shares (in the case of a stock dividend declared and paid by the Company), in each case equal to the aggregate dividends that would have been paid on the Common

Shares issuable upon settlement of such Restricted Stock Unit if such Restricted Stock Unit had been settled in Common Shares immediately prior to the date on which any such dividend was declared (“Dividend Equivalents”); provided, however, that Executive may elect to defer the receipt of any such cash payment by electing such deferral in a timely manner pursuant to Section 4.6 of the Employment Agreement.

                Section 2.4.            Settling Restricted Stock Units.  On each Settlement Date, the Company will deliver to Executive the number of Common Shares underlying the vested Restricted Stock Units being settled.

                Section 2.5.            Adjustments.  In the event of any change in the outstanding common shares of the Company as a result of any stock split, reverse stock split, recapitalization, reorganization, merger or consolidation (each an “Adjustment Event”) between the Grant Date and Settlement Date of any Restricted Stock Unit, the number of Common Shares underlying such Restricted Stock Unit will be proportionately adjusted to reflect, as deemed equitable and appropriate by the Company, the Adjustment Event.

ARTICLE III

ADMINISTRATION

                Section 3.1.            Administration.  Except to the extent otherwise specifically provided herein, this Award shall be administered in accordance with the provisions of the Stock Incentive Plan.

ARTICLE IV

MISCELLANEOUS

                Section 4.1.            Tax Withholding.  As a condition to the Company’s obligation to pay any Dividend Equivalents or issue any Common Shares upon settlement of a Restricted Stock Unit granted hereunder, the Company will have the power to withhold, or require the Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to such Restricted Stock Unit (or settlement thereof), and the Company may defer the issuance or delivery of Common Shares or the payment of Dividend Equivalents until such requirements are satisfied.  Executive may, subject to satisfying such conditions as the Company shall impose, elect (a) to have Common Shares deliverable in respect of the Restricted Stock Units granted hereunder withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy Executive’s statutory minimum Federal, state and local tax obligation associated with such Restricted Stock Units (or settlement thereof).

                Section 4.2.            Source of Common Shares.  The Common Shares to be delivered upon settlement of any Restricted Stock Units granted hereunder may consist, in whole or in part, of Common Shares held in treasury by the Company or authorized but unissued Common Shares, not reserved for any other purpose.

                Section 4.3.            Requirements of Law.  Notwithstanding any other provision of this Agreement or the Employment Agreement, the granting of Restricted Stock Units hereunder and the issuance of Common Shares upon settlement thereof will be made only after, and on the conditions that (a) there has been compliance with all applicable federal, state and local laws, rules and regulations, and (b) that all necessary approvals by any governmental agencies or national securities exchanges have been obtained.

                Section 4.4.            No Impact on Benefits.  The Award shall not be considered compensation for purposes of calculating Executive’s rights under any employee benefit plan.

                Section 4.5.            SEC Registration.  If the Award is not made pursuant to a plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, on or prior to the first Settlement Date of any Restricted Stock Unit granted hereunder, a Form S-8 registration statement covering the Common Shares issuable upon settlement of the Restricted Stock Units granted hereunder.

                Section 4.6.            Governing Law.  To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the internal substantive laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

                Section 4.7.            Entire Agreement.  This Agreement, the Stock Incentive Plan and the Employment Agreement constitute the entire understanding of the parties hereto with respect to the Award and supersede all prior agreements, arrangements, understandings and communications between the parties hereto with respect to the subject matter hereof, whether oral or written, including without limitation, the Term Sheet.

Section 4.8.            Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon (a) the Company unless made in writing and signed by a duly authorized officer of the Company or (b) Executive unless made in writing and signed by him.

Section 4.9.            Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Section 4.10.          Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

Section 4.11.          Headings.  Titles to paragraphs and sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 4.12.  Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE MILLS CORPORATION

By:	/s/ Laurence Siegel
Its:	Laurence C. Siegel
Chairman and CEO

EXECUTIVE

/s/ Mark Ettenger